EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Broadwind Energy, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-176066 and 333-159487) on Form S-3 and (Nos. 333-160039, 333-181168, 333-181170, 333-181901, 333-190311, and 333-203736) on Form S-8 of Broadwind Energy, Inc. of our report dated February 26, 2016 with respect to the consolidated balance sheet of Broadwind Energy, Inc. as of December 31, 2015, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K of Broadwind Energy, Inc.

/s/ KPMG LLP

Chicago, Illinois

February 23, 2017